CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated May 27, 2021 on the financial statements and financial highlights of Absolute Strategies Fund, Absolute Capital Opportunities Fund, and Absolute Convertible Arbitrage Fund, each a series of shares of beneficial interest in Forum Funds. Such financial statements and financial highlights appear in the March 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 23, 2021